Exhibit 99.1

Preliminary Offering Circular Excerpts

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Apollo Notes Exchange

Apollo indirectly controls Momentive Specialty Chemicals Inc. (“MSC,” or the “Company”) through its ownership of the stock of our ultimate parent company, Momentive Performance Materials Holdings LLC. Apollo owns approximately $127 million principal amount of Existing Fixed Rate Second Lien Notes, which collectively represents approximately 24% of the total outstanding Existing Fixed Rate Second Lien Notes. Apollo also owns approximately $8 million principal amount of Second-Priority Senior Secured Floating Rate Notes due 2014 that were issued under the same indenture (together with the Existing Fixed Rate Second Lien Notes, the “Existing Second Lien Notes”), which, together with the $127 million principal amount of Existing Fixed Rate Second Lien Notes, represents approximately 21% of the total outstanding Existing Second Lien Notes. Apollo will enter into an agreement to, concurrently with the closing of the offering of the notes, exchange the entire amount of its current holdings of Existing Fixed Rate Second Lien Notes for notes at an exchange ratio determined based on the tender consideration offered to holders in the Cash Tender Offer who validly tender prior to the Early Tender Date, which is intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Cash Tender Offer and used the proceeds thereof to invest in the notes. Apollo will also enter into a customary lock-up agreement with the initial purchasers for the offering of the notes pursuant to which it will agree not to sell the notes acquired by it in such exchange for a specified period following the closing of the offering.

Risk factors

In connection with the notes offering that is being commenced by us, we have reviewed the risks related to our business and our indebtedness. The following risk factors affirm and supplement the risk factors previously disclosed in our existing filings.

Risks related to an investment in the notes and this offering

The notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries and structurally subordinated to claims of creditors of all of our foreign subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of MSC’s subsidiaries that are not the Issuers or guarantors of the notes. As of June 30, 2010, MSC’s subsidiaries that are not the Issuers or guarantors had total indebtedness of approximately $727 million (which excluded intercompany liabilities of such non-guarantor subsidiaries). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to MSC or the Issuers.

The notes are not guaranteed by any of MSC’s non-U.S. subsidiaries. MSC’s non-U.S. subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that MSC or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Additional indebtedness is secured by the collateral securing the notes, and the notes will be secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy our obligations under the notes.

Indebtedness under our senior secured credit facilities, the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder, and the senior secured notes (referred to in these Risk factors as the “First-Priority Lien Obligations”) are secured by senior-priority liens on substantially all tangible and intangible assets of MSC and each subsidiary guarantor, except for certain excluded collateral (such as our Principal Properties). Of the First-Priority Lien Obligations, indebtedness under our senior secured credit facilities, the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder are secured by liens that are senior to the liens that secure our senior secured notes. The notes are secured by a lien on only a portion of the assets that secure the First-Priority Lien Obligations and the liens securing the notes are subordinated to First-Priority Lien Obligations and there may not be sufficient collateral to pay all or any of the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the First-Priority Lien Obligations and the notes must be used first to pay the First-Priority Lien Obligations in full before making any payments on the notes. Accordingly, the notes will be effectively subordinated to these obligations to the extent of the collateral securing such obligations. We may incur additional First-Priority Lien Obligations in the future.

At June 30, 2010, as adjusted for the effects of the Offering Transactions, we would have had outstanding $3.7 billion of outstanding indebtedness (including the notes and guarantees), and $1.4 billion of First-Priority Lien Obligations. At June 30, 2010, as adjusted for the effects of the Offering Transactions, borrowings of $218 million would be unused and available under our senior secured credit facilities (excluding the incremental term loan commitments), all of which would constitute First-Priority Lien Obligations if drawn. In addition to borrowings under our senior secured credit facilities, the indenture governing the notes allow a significant amount of other indebtedness and other obligations to be secured by a lien on the collateral securing the notes on a senior-priority basis or on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt incurrence covenants contained in the indenture governing the notes. Any additional obligations secured by a lien on the collateral securing the notes (whether senior to or equal with the lien of the notes) will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

Many of our assets, such as certain assets owned by our foreign subsidiaries, are not part of the collateral securing the notes, but do secure some First-Priority Lien Obligations. In addition, our foreign subsidiaries will be permitted to incur substantial indebtedness in compliance with the covenants under our senior secured credit facilities, the indentures governing the senior secured notes, the indenture governing the notes and the agreements governing our other indebtedness, most of which is permitted to be a First-Priority Lien Obligation. We are also permitted to transfer up to 5% of our total assets (as defined) from guarantors to non-guarantor subsidiaries, including non-U.S. subsidiaries. Upon such a transfer, those assets will be released automatically from the lien securing the notes. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of the First-Priority Lien Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future events or trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the First-Priority Lien Obligations and any other obligations secured by a priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of notes will not control decisions regarding collateral.

Pursuant to the intercreditor agreement, the collateral agent representing the holders of the First-Priority Lien Obligations controls substantially all matters related to the collateral securing the First-Priority Lien Obligations and the notes. The holders of the First-Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the First-Priority Lien Obligations, the liens securing the notes will also automatically be released. In addition, the security documents generally provide that, so long as the First-Priority Lien Obligations are in effect, the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Except under limited circumstances, if at any time the First-Priority Lien Obligations cease to be in effect, the liens securing the notes will also be released and the notes will become unsecured senior obligations. See “Description of the Notes—Security for the Notes.”

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets in Europe which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased in Europe and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

The capital stock securing the notes will automatically be released from the lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries (other than Momentive Canada) with the SEC. As a result of any such release, the notes could be secured by less collateral than our first-priority indebtedness.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries (other than Momentive Canada) would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the liens on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule becomes applicable. In addition, certain of our foreign subsidiaries have a value in excess of 20% of the aggregate principal amount of the notes; accordingly, our pledge of such stock as collateral for the notes will be limited to less than 20% of the aggregate principal amount of the notes (however, our pledge of membership interests in Hexion Coop will not be cut back on the closing date due to local law limitations). As a result of the foregoing, the notes could be secured by less collateral than our first-priority indebtedness.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Finally, in the intercreditor agreement, the noteholders will waive a significant number of rights ordinarily accruing to secured creditors in bankruptcy. See “Description of the Notes—Security for the Notes—New intercreditor agreement.”

The collateral securing the notes may be diluted under certain circumstances.

The collateral that will secure the notes also secures our obligations under the First-Priority Lien Obligations. This collateral may secure on a first-priority basis or a parity basis additional senior indebtedness that MSC or certain of our subsidiaries incur in the future, subject to restrictions on our ability to incur debt and liens under the First-Priority Lien Obligations and the indenture governing the notes, and may generally secure any other indebtedness permitted to be incurred under the indenture on a parity basis. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority or parity basis by this collateral.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers did not analyze the effect of, nor participate in, any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior or pari passu secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses may be prohibited. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•	subject to certain exceptions, the release of all other liens securing first-priority lien obligations (if there are no outstanding receivables financings);

•

in respect of the property and assets of a restricted subsidiary that is a guarantor, upon the designation of such guarantor as an unrestricted subsidiary in accordance with the indenture governing the notes; and

•	the case of a guarantor making a transfer permitted under the indenture governing the notes to any restricted subsidiary of MSC.

The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of the Notes.”

Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests, and require note holders to return payments received.

MSC and certain of its existing domestic subsidiaries guarantee the notes (and the related exchange notes, if issued) and certain of its future domestic subsidiaries may guarantee the notes. In addition, the guarantees are secured by certain collateral owned by the related guarantor. If any issuer or any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes, the guaranty or the related security agreements, as the case may be. A court might do so if it found that when the applicable issuer issued the notes or the guarantor entered into its guaranty or, in some states, when payments became due under the notes, the guaranty or security agreements, such issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes, a guaranty or security agreements, without regard to the above factors, if the court found that the applicable issuer issued the notes or the guarantor entered into its guaranty or security agreements with actual intent to hinder, delay or defraud its creditors.

A court would likely find that an issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty and security agreements, respectively, if the issuer or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of notes, a guaranty or the related security agreements, you would no longer have a claim against the issuer or the guarantor or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining issuers or guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or the guarantor or with respect to the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

The notes will mature after a substantial portion of our other indebtedness.

The notes will mature on                     , 2020. Substantially all of our existing indebtedness (including under our senior secured credit facilities and our existing notes) will mature prior to                     , 2020.

Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. We, the Issuers and our subsidiary guarantors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that could constitute collateral or the perfection of any security interest. This may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto.

We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We are required by the Trust Indenture Act to inform the trustee of certain future acquisitions of property or rights that constitute collateral. However, there can be no assurance that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. This may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds were available.

The Issuers may not be able to repurchase the notes upon a change of control.

Specific kinds of change of control events of MSC will be an event of default under the indenture governing the notes unless the Issuers make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest or by exercising their right to redeem such notes, in each case within 30 days after such change of control event. Similar change of control offer requirements are applicable to notes issued under certain of our other indentures. The Issuers will be dependent on MSC and its subsidiaries for the funds necessary to cure the events of default caused by such change of control event. MSC and its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. The occurrence of a change of control would also constitute an event of default under our senior secured credit facilities and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our senior secured credit facilities and our other indebtedness, but may not be able to do so. See “Description of the Notes—Change of control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the company has occurred following a sale of “substantially all” of the company’s assets.

Specific kinds of change of control events of MSC require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of MSC and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of MSC and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control repurchase provisions that require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes are a result of negotiations among MSC, the Issuers and the initial purchasers of the notes. Therefore, MSC could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect MSC’s capital structure or credit ratings.

There may be no active trading market for the notes, and if one develops, it may not be liquid.

There is no established trading market for the notes. We do not intend to list the notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. The initial purchasers intend for their market-making activities with respect to the notes prior to their issue date to be limited to facilitating sales and purchases by matching potential buyers of notes with potential sellers of notes. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders of such notes to sell such notes or the price at which the holders would be able to sell such notes. Future trading prices of the notes and the exchange notes will depend on may factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the related exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes.

There are restrictions on your ability to resell the notes.

The notes have not been registered under the Securities Act or any state securities laws. The notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. As a result, the notes may be transferred or resold only in transactions registered under, or exempt from, U.S. and applicable state securities laws. Therefore, you may be required to bear the risk of your investment for an indefinite period of time. We are obligated to file a registration statement with the SEC and to cause that registration statement to become effective with respect to the exchange notes issued in exchange for the notes. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement filed by us for a variety of reasons. If the registration statement is not declared effective, ceases to be effective or you do not exchange your notes, your ability to transfer the notes will be restricted. See “Transfer restrictions.”

Our ability to repay the notes depends upon the performance of MSC and its subsidiaries and their ability to make payments or distributions.

The Issuers are finance subsidiaries of MSC and do not have any material assets other than intercompany loans to MSC and its subsidiaries. Therefore, the Issuers will be entirely dependent on MSC and its other subsidiaries for funds to satisfy their debt service requirements with respect to the notes.

A significant portion of MSC’s assets are owned, and a significant percentage of MSC’s net sales are earned, by its direct and indirect subsidiaries. Therefore, MSC’s cash flows and its ability to service indebtedness, including its ability to transfer funds, directly or indirectly, to the Issuers or to honor its obligations under its guaranty of the notes, will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to MSC by its subsidiaries will be contingent upon the earnings of those subsidiaries.

MSC’s subsidiaries are separate and distinct legal entities and, except for the Issuers and the existing and future subsidiaries that will guarantee the notes, they will not have any obligation, contingent or otherwise, to pay amounts due with respect to the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, certain of MSC’s subsidiaries are subject to contractual limitations on their ability to pay dividends or otherwise distribute money to MSC. If MSC’s subsidiaries cannot pay out dividends or make other distributions to MSC, MSC may not have sufficient cash to fulfill its obligations with respect to the notes.

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes to the extent that their stated principal amount exceeds their issue price (if such excess is more than a de minimis amount). If the notes are issued with OID, a U.S. holder (as defined in “Certain tax consequences”) of the notes will be required to include such OID in gross income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on compounding of interest, before the receipt of cash payments attributable to such OID and regardless of the U.S. holder’s regular method of tax accounting. See “Certain tax consequences” below.

Because Hexion Nova Scotia Finance, ULC is not a U.S. company, it may be difficult for you to effect service of process on it or on its directors or to enforce any judgment you may receive against them from a U.S. court. In addition, any judgment against Hexion Nova Scotia Finance, ULC, obtained in Canada, would be in Canadian dollars exposing you to exchange rate risk.

Hexion Nova Scotia Finance, ULC is an unlimited liability company organized under the laws of Nova Scotia. Certain of its officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of its assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the United States federal securities laws. In addition, any judgment against Hexion Nova Scotia Finance, ULC, obtained in Canada, would be in Canadian dollars exposing you to exchange rate risk.

In addition, Hexion Nova Scotia Finance, ULC has been advised by its Nova Scotia counsel, that there is doubt as to (i) the enforceability, in original actions in Nova Scotia courts, of liabilities predicated solely upon the United States federal securities laws and (ii) the enforceability in Nova Scotia courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

Our controlling shareholder may have a significant interest in the notes.

Apollo, our controlling stockholder, owns approximately $127 million principal amount of Existing Fixed Rate Second Lien Notes, which collectively represents approximately 24% of the total outstanding Existing Fixed Rate Second Lien Notes. Apollo also owns approximately $8 million principal amount of Second-Priorty Senior Secured Floating Rate Notes due 2014 that were issued under the same indenture, which, together with the $127 million principal amount of existing Fixed Rate Second Lien Notes, represents approximately 21% of the total outstanding Existing Second Lien Notes. Apollo will enter into an agreement to, concurrently with the closing of the offering of the notes, exchange the entire amount of its current holdings of Existing Fixed Rate Second Lien Notes for notes at an exchange ratio determined based on the tender consideration offered to holders in the Cash Tender Offer, which is intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Cash Tender Offer who validly tender prior to the Early Tender date and used the proceeds thereof to invest in the notes. Apollo will also enter into a customary lock-up agreement with the initial purchasers for the offering of the notes pursuant to which it will agree not to sell the notes acquired by it in such exchange for a specified period following the closing of the offering. Following the closing of the offering of the notes, Apollo may have a significant position in the notes. While Apollo’s voting rights will be limited in certain circumstances pursuant to the terms of the notes, Apollo may be able to exercise its full rights in connection with any bankruptcy of the Issuers or any restructuring involving the notes. Apollo’s interests may differ from, and be in conflict with, the interests of other holders of the notes.

Risks related to our indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

We are a highly leveraged company. As of June 30, 2010, as adjusted for the effects of the Offering, we would have had $3.7 billion of outstanding indebtedness. Our substantial level of indebtedness could have other consequences to our financial position and results of operations, including the following:

•	it may limit our flexibility to plan for, or react to, changes in our operations or business;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or in the economy, such as the current economic environment;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•

it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds (which may already be severely limited by availability and increased cost of credit in the current market) or dispose of assets;

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes; and

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities.

We may not be able to generate sufficient cash to service notes and other indebtedness. In addition, our interest expense could increase if interest rates increase.

Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. Our cash debt service for 2010, based on the amount of indebtedness outstanding at June 30, 2010, as adjusted for the effects of the Offering Transactions, is expected to be approximately $332 million based on current interest rates, of which $201 million represents debt service on fixed-rate obligations (including variable rate debt subject to interest rate swap agreements). Accordingly, we will have to generate significant cash flows from operations to meet our debt service requirements. Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facilities, will be adequate to meet our future liquidity needs for at least the next year.

However, our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control, and we may not generate sufficient cash flow from operations to meet our debt service and other obligations. Our senior secured credit facilities, senior secured notes and certain of our unsecured debentures will mature prior to the notes. Our ability to timely refinance and replace those facilities and our other debt may depend upon the foregoing as well as improvements in financing markets. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity capital. We may not be able to refinance any of our indebtedness, sell assets or raise equity capital on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Any inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse impact on our business, financial condition and results of operations.

Our senior secured credit facilities, the indenture governing the senior secured notes, the indenture governing the notes and the instruments governing our other indebtedness, limit our ability to sell assets and also restrict the use of proceeds from that sale. Moreover, our senior secured credit facilities, our senior secured notes and certain other obligations are secured on a first-priority basis by certain of our assets, and the notes are secured on a junior-priority basis by substantially the same assets, other than assets of our foreign subsidiaries. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

In addition to our debt service needs, our parent company, Momentive Specialty Chemicals Holdings LLC, will likely need to rely upon distributions from us to service its outstanding term loans, $200 million aggregate principal amount of which are outstanding as of June 30, 2010, including for the payment of interest, to the extent that our parent elects to pay interest in cash, and for the payment of principal at maturity in December 2014. We may not generate sufficient cash flow from operations to pay dividends or distributions to our parent in amounts sufficient to allow it to pay principal or cash interest on its debt. In addition, our ability to make distributions to our parent is subject to restrictions in our various debt instruments. For example, the notes will limit the amount of “restricted payments,” including dividends, that we can make to an amount generally equal to 50% of our consolidated net income (as defined) since June 30, 2006, subject to satisfaction of certain other tests and certain exceptions. If Momentive Specialty Chemicals Holdings LLC is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that our parent will be able to accomplish these actions on satisfactory terms, if at all. A default under the Momentive Specialty Chemicals Holdings LLC term loans could result in a change of control under our other debt instruments and lead to an acceleration of all outstanding loans under our senior secured credit facilities and our other debt, including the notes.

Our interest expense also could increase if interest rates increase because 35% of our outstanding borrowings at June 30, 2010, as adjusted for the effects of the Offering Transactions, including the impact of outstanding interest rate swap agreements, are at variable interest rates. While we have interest rate swaps in place to hedge a portion of the risk, an increase of 1% in the interest rate payable on our variable rate indebtedness would increase our 2010 estimated debt service requirements by approximately $13 million.

The terms of our senior secured credit facilities, our senior secured notes and other debt may restrict our current and future operations, in particular our ability to respond to changes in our business or to take certain actions.

Our senior secured credit facilities, our senior secured notes and other debt contain, and any future indebtedness we incur would likely contain, a number of restrictive covenants that can impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our shareholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	make capital expenditures;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, our senior secured credit facilities require us to meet a senior secured bank leverage test. As a result of these covenants and this ratio, we are limited in how we may conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. A further downturn in our business could cause us to fail to comply with the covenants in our senior secured credit facilities. In addition, our senior secured credit facilities contain cross-acceleration and cross default provisions. Accordingly, certain foreign borrowing defaults under our debt agreements could result in our outstanding debt becoming immediately due and payable.

A failure to comply with the covenants contained in our senior secured credit facilities, our senior secured notes or other debt could result in a default, which if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings that are outstanding, together with accrued and unpaid interest and fees, to become immediately due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making debt service payments on the notes or other indebtedness, any of which could result in an event of default under the notes.

If the indebtedness under our senior secured credit facilities, our senior secured notes or our other indebtedness were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

Our senior credit facility permits a default in our senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of Momentive Specialty Chemicals Holdings LLC, our parent company. The cure amount cannot exceed the amount required for purposes of complying with the covenant related to that particular quarter. In addition, in each four quarter period, there must be one quarter in which the cure right is not exercised. Any amounts of Apollo’s $200 million committed financing converted to equity to cure a default will reduce the amount of available financing remaining under the $200 million financing. Furthermore, Apollo and its affiliates have no continuing obligation to provide us with debt or equity financing.

Despite our substantial indebtedness we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing our notes, our senior secured credit facilities and the instruments governing our other indebtedness contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we could incur significant additional indebtedness in the future, much of which could constitute First-Priority Obligations and all of which could constitute pari passu or junior-priority secured obligations. As of June 30, 2010, as adjusted for the effects of the Offering Transactions, we would have had $228 million of unutilized capacity under our senior secured revolving credit facility (excluding the incremental term loan commitments), including the subfacility for letters of credit, and our liquidity facility provided by affiliates of Apollo, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. The more we become leveraged, the more we, and in turn our securityholders, become exposed to the risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry” and “—We may not be able to generate sufficient cash to service notes and other indebtedness. In addition, our interest expense could increase if interest rates increase.”

A downgrade in our debt ratings could result in increased interest and other financial expenses related to future borrowings, and has limited and could further restrict our access to additional capital or trade credit.

Standard and Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings for us. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings, and could restrict our ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

Repayment of our debt, including required principal and interest payments on the notes, is dependent on cash flow generated by our foreign subsidiaries.

Our foreign subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Risks related to our business

If the global economic environment remains slow, it will continue to negatively impact our business operations, results of operations and financial condition.

Global economic and financial market conditions, including severe disruptions in the credit markets and the potential for a significant and prolonged global economic downturn, have impacted our business operations since 2008. If the global economic environment begins to weaken again or remains slow for an extended period of time, we could experience further reduced demand for our products which would have a negative impact on our future results of operations. For example, sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, mortgage rates, credit standards and availability and income levels play a significant role in driving demand in the residential construction, repair and remodeling sector. In the current market turmoil, many lenders and institutional investors have significantly reduced funding to borrowers. The lack of available or increased cost of credit, along with decreased demand due to a variety of factors, has led to decreased construction which has resulted in a reduction in demand for our products. A prolonged or further drop in consumer confidence, continued restrictions in the credit market or an increase in mortgage rates, credit standards or sustained high unemployment could delay the recovery of commercial and residential construction levels and have a material adverse effect on our business, financial condition, results of operations or cash flows. Further, our products are used in numerous applications in the automotive industry. We expect continued weakened levels of production in the North American and European automotive markets in 2010 to impact the demand for many of our resin products and molding compounds.

The current economic conditions may also materially impact our customers, suppliers and other parties with which we do business. Volatility and disruption of financial markets could limit the ability of our customers to obtain adequate financing to maintain operations and may cause them to terminate existing purchase orders and reduce the volume of products they purchase from us in the future. This situation could further impact their ability to pay our receivables, requiring us to assume additional credit risk related to these receivables or limit our ability to collect receivables from that customer. Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us. These conditions could significantly affect our liquidity which may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs, or sell assets. In addition, this could require us to incur additional borrowings which may not be available given the current financial market conditions, or may only be available at terms significantly less advantageous than our current credit terms.

We may fail to achieve all expected cost savings, which could impact our business operations, results of operations, and financial conditions.

A significant element of our business strategy is to improve our operating efficiencies and reduce our operating costs. As of June 30, 2010, we are targeting $70 million in productivity savings. We anticipate the actions to achieve these savings will be completed over the next 15 months. The Company expects to incur $44 million in one-time costs to achieve these savings, including restructuring costs and expected capital expenditures related to productivity programs. A variety of factors could cause us not to achieve the remaining $70 million in productivity savings, including not being able to fund the $44 million in one-time costs. As a result, our future results of operations and profitability would be negatively impacted. In addition, while we have been successful in reducing costs and generating savings, factors may arise that may not allow us to sustain our current cost structure in the future. As market and economic conditions change, we may also make changes to our operating cost structure.

We may not realize all of the intended benefits of our shared services agreement with MPM.

Although the Company expects to achieve approximately $50 million of savings in connection with the shared services agreement with MPM entered into in connection with the MPM Transaction, we may not realize all of the intended benefits. We cannot assure you that the shared services agreement with MPM will be viewed positively by vendors, customers or financing sources. Our ability to realize the intended benefits of the shared services agreement will depend, in part, on our ability to integrate shared services with our business. However, the coordination of shared services is a complex, costly and time consuming process, and there can be no assurance that we will be able to coordinate such services successfully. In the short-term, our ability to realize the intended savings also may be limited by existing contracts to which we are a party, the need for consents with respect to agreements with third parties and other logistical difficulties associated with integration. The shared services agreement expires October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). Moreover, the shared services agreement is also subject to termination by either MSC or MPM, without cause, on not less than thirty days prior written notice, with a one-year transition assistance period. If the shared services agreement is terminated, it could have a negative effect on our business operations, results of operations and financial condition, as we would need to replace the services that were being provided by MPM, and would lose the benefits we were generating under the agreement at the time.

We face competition from other chemical companies and from substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our results of operations, cash flows and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that the most significant competitive factor that impacts demand for our products is selling price. We may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. In fact, certain markets that we serve have become commoditized in recent years and have given rise to several industry players resulting in fierce price competition in these markets. This has been further magnified through the impact of the recent global economic downturn as chemical companies have focused more on price to retain business and market share. In addition, we face competition from a number of products that are potential substitutes for our products, such as formaldehyde resins. Growth in substitute products could adversely affect our market share, net sales and profit margins.

Additional trends include current and anticipated consolidation among our competitors and customers which may cause us to lose market share as well as put downward pressure on pricing. There is also a trend in the chemical industry toward relocating manufacturing facilities to lower- cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected. Furthermore, if we do not have adequate capital to invest in technology, including expenditures for research and development, our technology could be rendered uneconomical or obsolete thus affecting our ability to remain competitive.

An inadequate supply of raw materials or fluctuations in raw material costs could have an adverse impact on our business.

Raw material costs made up approximately 70% of our cost of sales in 2009. During the past three years, the prices of our raw materials have been volatile. For example, the average prices of phenol, methanol, and urea decreased by approximately 20%, 53% and 46%, respectively, in 2009 compared to 2008, and increased by approximately 2%, 14% and 53%, respectively, in 2008 compared to 2007.

Although many of our contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and many other contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may not be able to purchase raw materials at market prices. In addition, some of our customer contracts include selling price provisions that are indexed to publicly available indices for these materials; however, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact that can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. However, raw material prices began to increase in the second half of 2009 and may continue this trend through the remainder of 2010. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in our supplier manufacturing processes as some of our products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products, and changes in exchange rates. If the cost of raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline. However, increases in prices for our products could hurt our ability to remain both competitive and profitable in the markets in which we compete.

Our manufacturing operations require adequate supplies of raw materials on a timely basis. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source or a delay in shipments could have an adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers and natural disasters. Should any of our suppliers fail to deliver raw materials to us or should any key long-term supply contracts be cancelled, we may be forced to purchase raw materials in the open market. As a result, we may not be able to purchase these materials which could adversely affect our volumes, or may not be able to purchase them at prices that would allow us to remain competitive. During the past several years, certain of our suppliers have experienced force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. On these occasions, we were forced to purchase replacement raw materials in the open market at significantly higher costs, place our customers on an allocation of our products or invoke force majeure in our contracts with our customers.

Our largest supplier provided 9% of our raw material purchases in 2009, and we could incur significant time and expense if we had to replace this supplier. In addition, several of our feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability. In addition, our production facilities are subject to significant operating hazards which could cause personal injury and loss of life, severe damage to, or destruction of, property and equipment, and environmental contamination.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include some that govern the discharge of pollutants into the air and water, the management and disposal of hazardous materials and wastes, the cleanup of contaminated sites, and occupational health and safety. We have incurred, and will continue to incur, significant costs and capital expenditures to comply with these laws and regulations. In 2009, we incurred related capital expenditures of $24 million to comply with environmental laws and regulations, and other environmental improvements. Violations of environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims or other costs. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures.

Even if we fully comply with environmental laws, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated, and sites where hazardous wastes and other substances from our current and former facilities and operations have been treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved. Environmental conditions at these sites can lead to claims against us for personal injury or wrongful death, property damages, and natural resource damage, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict, but in the aggregate such liabilities could be material.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure and environmental hazards, such as spills, discharges or releases of toxic or hazardous substances and gases, storage tank leaks and remediation complications. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental contamination and other environmental damage, and could have a material adverse effect on our financial condition. We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with environmental cleanup that may arise from these hazards. In addition, various kinds of insurance for companies in the chemical industry have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

We have been notified that we are or may be responsible for environmental remediation at a number of sites in the United States, Europe and South America. We are also performing a number of voluntary cleanups. The most significant site, making up approximately half of our remediation accrual, is a site formerly owned by us in Geismar, Louisiana. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Sites sold by us in the past years may have significant site closure or remediation costs, and our share, if any, may be unknown to us at this time. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to comprehensive product and manufacturing regulations, for which compliance can be costly and time consuming. We may also be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials. In addition, our customers may be subject to environmental laws and regulations, which could have an indirect, but adverse, impact on demand for our products and results of operations.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must approve our products and manufacturing processes and facilities before we may sell some of these chemicals. To obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe for its intended uses and that we are capable of manufacturing the product in compliance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

Formaldehyde is extensively regulated, and various public health agencies continue to evaluate it. In 2004, the International Agency for Research on Cancer (“IARC”) reclassified formaldehyde as “carcinogenic to humans,” a higher classification than previous IARC evaluations. In 2009, the IARC determined that there is sufficient evidence in human beings of a causal association of formaldehyde with leukemia. Soon thereafter, in a separate and unrelated U.S. government review process, an Expert Panel of the National Toxicology Program (“NTP”) recommended that formaldehyde should be listed as “known to be a human carcinogen” in a pending 12th Report on Carcinogens (“RoC”) based on their finding of sufficient evidence in human epidemiology studies. The Environmental Protection Agency (“EPA”) continues to investigate the potential risks associated with formaldehyde emissions from composite wood products. The EPA, under its Integrated Risk Information System (“IRIS”), has also recently released for public comment an external draft of its toxicological review of formaldehyde finding that formaldehyde fulfills the criteria to be described as “carcinogenic to humans” by the inhalation route of exposure. The National Academy of Sciences (“NAS”) has been charged by the EPA to serve as the external peer review body for the draft assessment. We expect the NAS to apply a rigorous scientific “weight-of-evidence” review process to the EPA’s draft risk assessment to ensure that any determinations ultimately made by the EPA are fact-based and reflect the best available science. A NAS report to the EPA is due in the first quarter of 2011. It is possible that as a result of further governmental reviews, substantial additional costs to meet any new regulatory requirements may result in and could reduce demand for these chemicals and products that contain them which could have a material adverse effect on our operations and profitability. The aforementioned subject matter could become the basis of product liability litigation.

Plaintiffs’ attorneys are also focusing on alleged harm caused by other products we have made or used, including silica-containing resin coated sands and discontinued products, some of which may have contained some asbestos fibers. While we cannot predict the outcome of pending suits and claims, we believe that we maintain adequate reserves, in accordance with our policy, to address currently pending litigation and are adequately insured to cover currently pending and foreseeable future claims. However, an unfavorable outcome in these litigation matters may cause our profitability, business, financial condition and reputation to decline.

Bisphenol-A (“BPA”), which is used as an intermediate at our Deer Park, Texas and Pernis, Netherlands manufacturing facilities, and is also sold directly to third parties, is currently under evaluation as an “endocrine disrupter.” Endocrine disrupters are chemicals that have been alleged to interact with the endocrine systems of human beings and wildlife and disrupt their normal processes. BPA continues to be subject to international and U.S. regulatory and legislative review and negative publicity. We do not believe it is possible to predict the outcome of regulatory and legislative initiatives. In the event that BPA is further regulated or banned for use in certain products, substantial additional operating costs would be likely in order to meet more stringent regulation of this chemical and could reduce demand for the chemical and have a material adverse effect on our operations and profitability.

We manufacture resin-coated sand. Because sand consists primarily of crystalline silica, potential exposure to silica particulate exists. Overexposure to crystalline silica is a recognized health hazard. The Occupational Safety and Health Administration (“OSHA”) continues to maintain on its regulatory calendar the possibility of promulgating a comprehensive occupational health standard for crystalline silica within the next few years. We may incur substantial additional costs to comply with any new OSHA regulations.

In addition, we sell resin-coated sand to natural gas drilling operators for use in extracting natural gas from wells that were drilled by a method called hydraulic or horizontal fracturing. “Fracking,” as it is also called, has been under public and legislative scrutiny recently for possibly contaminating groundwater and drinking water. Currently, studies are underway by the EPA and a congressional committee and legislation is being considered in Congress, as well as in some states to regulate fracking. New laws and regulations could affect the number of wells drilled by operators, decrease demand for our resin-coated sands, and cause a decline in our operations and financial performance. Such a decline in demand could also increase competition and decrease pricing of our products which could also have a negative impact on our profitability and financial performance.

Regulatory Programs

The Company also faces an increasing likelihood that its manufacturing sites worldwide will be subject to new or expanded greenhouse gas (“GHG”) regulatory programs being implemented at the foreign, supranational, federal, state, and local levels. These regulatory programs could include taxation of GHG emissions and/or GHG emission limitations. Potential impacts of increased regulation of GHG emissions could include increased energy costs and increased compliance costs. Currently it is not possible to estimate the financial impact of future GHG regulatory programs on any of our sites.

In 2006, the European Commission enacted a regulatory system, known as REACH, which requires manufacturers, importers and consumers of certain chemicals to register these chemicals and evaluate their potential impacts on human health and the environment. As REACH matures, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or sell as finished products in the European Union. Although we cannot accurately predict future compliance costs, they could be significant. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, which could have an adverse effect on our financial condition, cash flows and profitability. Other countries in which we operate may adopt similar regulations which could require us to incur additional operating costs to comply with these regulations.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce hazardous chemicals that require appropriate procedures and care to be used in handling or in using them to manufacture other products. As a result of the hazardous nature of some of the products we use and produce, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. We have historically faced a number of lawsuits, including class action lawsuits, that claim liability for death, injury or property damage caused by products that we manufacture or that contain our components.

These lawsuits, and any future lawsuits, could result in substantial damage awards against us, which in turn could encourage additional lawsuits and could cause us to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on our financial condition and profitability. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

Natural or other disasters could disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. For example, we have manufacturing facilities in the U.S. Gulf Coast region that were impacted by Hurricanes Katrina and Rita in 2005 and Hurricanes Gustav and Ike in 2008. If there is a natural disaster or other serious disruption at any of our facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition. Our business interruption insurance may not be sufficient to cover all of our losses from a disaster, in which case our unreimbursed losses could be substantial.

Future increases in energy costs may increase our operating expenses and reduce net income, which could have a negative impact on our financial condition.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. Energy costs have fluctuated significantly over the past several years due to the volatility in the cost of oil and natural gas. If we cannot pass increased energy costs through to our customers, our profitability may decline. In addition, rising energy costs could also negatively impact our customers and the demand for our products. These risks will be exacerbated if our customers or production facilities are in locations experiencing severe energy shortages.

Our results of operations may be adversely affected by fluctuations in currency exchange rates and international business risks.

We conduct our business and incur costs in the local currency of most of the countries in which we operate. In 2009, our sales outside the United States represented approximately 59% of our total sales. Our results of operations are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for our financial statements. Changes in exchange rates between those foreign currencies and the U.S. dollar will affect our sales and earnings and may result in exchange translation losses. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. In addition to currency translation risks, we have currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or sale transaction using a different currency from the currency in which it receives revenues. Any hedging transactions we enter into to mitigate the impact of specific exchange rate fluctuations may not be effective or could result in foreign exchange hedging losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Given the volatility of exchange rates, we may not be able to effectively manage our foreign currency transaction and/or translation risks, and any volatility in currency exchange rates may have an adverse effect on our financial condition, cash flows and profitability.

We operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Brazil, Malaysia and Argentina. In addition, as we expand our business in emerging markets, particularly in China and Russia, the uncertain regulatory environment in these countries could have a negative impact on our operations there.

Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of U.S. and foreign laws, including import/export control laws and tax laws. Furthermore, in foreign jurisdictions where the “rule of law” and legal processes may vary widely, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks could disrupt the businesses of our international subsidiaries.

We rely on patents and confidentiality agreements to protect our intellectual property. Our inability to protect these intellectual property rights could adversely affect our future performance and growth.

Protection of our proprietary processes, methods and compounds, and other technology is important to our business. Our inability to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect these technologies. The majority of our patents relate to developing new products and processes for manufacturing, and they expire at various times between 2010 and 2027. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, these patents may not provide meaningful protection against competitors or against competitive technologies.

Our production processes and products are specialized. However, we could face patent infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business by jeopardizing critical intellectual property.

Our pension expenses and funding requirements are affected by factors outside our control, including the performance of plan assets, interest rates, actuarial data and experience, and changes in laws and regulations.

Our future funding obligations for our employee benefit plans depend upon the levels of benefits provided for by the plans, the future performance of assets set aside for these plans, the rates of interest used to determine funding levels, actuarial data and experience, and any changes in government laws and regulations. In addition, our employee benefit plans hold a significant amount of equity securities. If the market values of these securities decline further, our pension expense and funding requirements would increase and, as a result, could materially affect our business.

Our funded and unfunded employee benefit plans are under-funded on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis by $205 million at December 31, 2009. Any decrease in interest rates and asset returns, if and to the extent not offset by contributions, could increase our obligations under such plans. We are legally required to make contributions to the pension plans in the future, and those contributions could be material. The need to make these cash contributions will reduce the amount of cash that would be available to meet other obligations or the needs of our business.

The diversion of our key personnel’s attention to other businesses could adversely affect our business and results of operations.

Certain members of our senior management team, including Mr. Morrison and Mr. Carter, and certain of our other employees, who provide substantial services to our businesses, also act in such capacities and provide services with respect to our sister company, MPM. Certain individuals employed by MPM also provide services to our business. The services of such individuals are provided by MSC to MPM, or by MPM to MSC, pursuant to a shared services agreement that we recently entered into with MPM. Any or all of these individuals may be required to focus their time and energies on matters relating to MPM that otherwise could be directed to our business and operations. If the attention of our senior management team, and/or such other individuals providing substantial services to our business, is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. Mr. Morrison, Mr. Carter and certain other key personnel became members of the management team of MPM in early October. We cannot assure you that the transition by members of our management team to their additional roles on the management team of MPM, the transition of other employees to their additional roles with MPM or MSC, or the implementation of the shared services arrangement with MPM, will not be disruptive to our business.

Our and MPM’s majority shareholder’s interests may conflict with or differ from our interests.

Apollo controls our ultimate parent company, Momentive Performance Materials Holdings LLC (“HoldCo”), which indirectly owns 100% of our common equity. In addition, representatives of Apollo comprise a majority of our directors. As a result, Apollo has the ability to substantially influence all matters that require shareholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Our ultimate parent company, HoldCo, is also the ultimate parent company of our sister company, MPM. Therefore, in addition to controlling our activities through its control of HoldCo, Apollo can also control the activities of our sister company through this same ownership and control structure. There can be no assurance that Apollo (and our senior management team, many of whom hold the same position with, or also provide services to, MPM) will not decide to focus its attention and resources on matters relating to MPM or HoldCo that otherwise could be directed to our business and operations. If Apollo determines to focus attention and resources on MPM or any new business lines of MPM instead of us, it could affect our ability to expand our existing business or develop new business.

Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Holdco, such investments may be made through MPM or a newly-formed subsidiary of HoldCo. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

Capitalization

The following table sets forth as of June 30, 2010:

(1)	MSC’s cash and cash equivalents and capitalization on an actual basis; and

(2)	MSC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the Offering Transactions.

	As of June 30, 2010
	Actual	Adjustments	As Adjusted
(in millions)		(unaudited)
Cash and equivalents	$115	$—	$115

Debt:
Senior secured credit facilities	1,408	—	1,408
8.875% senior secured notes	993	—	993
Notes offered hereby and in the Apollo Notes Exchange	—	574	574
Floating rate second-priority senior secured notes	120	—	120
9.75% second-priority senior secured notes	533	(533)	—
Senior unsecured debentures	325	—	325
Other debt and capital leases	154	—	154
Affiliated term debt	104	—	104

Total debt	$3,637	$41	$3,678

Deficit:
Common stock, par value $0.01 per share: 300,000,000 shares authorized, 170,605,906 shares issued and 82,556,847 outstanding	1	—	1
Paid-in capital	458	—	458
Note receivable due from parent	(24)	—	(24)
Treasury stock	(296)	—	(296)
Accumulated other comprehensive income	19	—	19
Accumulated deficit	(2,284)	(38)(a)(b)	(2,322)
Noncontrolling interest	4	—	4

Total deficit	(2,122)	(38)	(2,160)

Total capitalization	$1,515	$3	$1,518

(a)	Reflects the write-off of deferred debt issuance costs of $3 million related to the existing debt repaid from proceeds of the Offering Transaction. Also reflects the tender/call premium and fees paid on the redemption of existing debt of $29 million.
(b)	Reflects tax expense of $6 million related to a realized foreign exchange gain for tax purposes on the redemption of debt issued by Hexion Nova Scotia Finance, ULC.